Resignation and Severance Agreement
and General Release

Resignation and Severance Agreement and General Release (the "Agreement") made and executed as of December ___, 2006, by and between Clarus Corporation (the “Company") with offices at One Landmark Square, 22nd Floor, Stamford, Connecticut 06901, and Nigel P. Ekern ("Employee") residing at 741 Hollow Tree Ridge Road, Darien, Connecticut 06820.

W I T N E S S E T H

Whereas, Employee is employed by the Company as Chief Administrative Officer of the Company pursuant to an agreement dated as of December 6, 2002, between the Company and the Employee, as amended by an agreement dated as of May 1, 2006, between the Company and the Employee (collectively, the "Employment Agreement");

Whereas, the Employee desires to voluntarily resign from his position effective as of December 31, 2006, but nonetheless remain an employee of the Company until December 31, 2006 (the “End Date”) and accept the severance and benefits set forth herein in lieu of all severance and benefits otherwise provided in the Employment Agreement;

Whereas, Company desires to accept such resignation, to allow Employee to remain an employee of the Company until the End Date and to provide Employee with the severance and benefits set forth herein;

Whereas, the parties desire to set forth their agreement and understanding concerning the termination of the Employee’s employment.

Now, Therefore, in consideration of the foregoing premises and the mutual promises herein contained, it is agreed as follows:

1. Separation from Employment, etc.

(a) Resignation. The parties acknowledge and agree that Employee’s resignation as an officer of the Company and the Company’s direct and indirect subsidiaries and affiliates shall be effective as of December 31, 2006. The parties acknowledge and agree that Employee’s resignation as an employee of the Company and the Company’s direct and indirect subsidiaries and affiliates, and Employee’s separation from employment with the Company and all of the Company’s direct or indirect subsidiaries or affiliates shall be effective as of the End Date; provided, however, that until the Company has filed its Annual Report on Form 10-K for the year ending December 31, 2006, the Employee will make himself available to the Company as and when reasonably requested by the Company to facilitate the transition of administration of the Company to other executives and to prepare such Annual Report. The Company shall continue to pay the Employee all salary and benefits to which he is entitled under his Employment Agreement, subject to the Company’s continuing customary payroll practices, until December 31, 2006.

(b) Confidentiality. For purposes of this Agreement, all references to the Company shall be deemed to include all of the Company's affiliates and direct and indirect subsidiaries.

(i) Confidential Information. The Employee acknowledges that as a result of his employment with the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company (in written, graphic, electronic, oral and other forms, and in electronic, magnetic, paper and other media), including, without limitation, information regarding the Company’s assets, properties, business, plans, strategies, operations, and business and product development, including without limitation, acquisitions and new lines of business, trade secrets, novel ideas, inventions, know-how, customers, business affiliates, techniques, training materials, algorithms, computer programs (including source codes and object codes), designs, formulas, test plans, data, analyses and results, services, costs, finances, financial statements and projections, financial and marketing information, markets, sales, vendors, suppliers, personnel, pricing policies, plans for future developments, acquisition or disposition strategies, specifications, technology, research and development, and other similar information in respect of the Company (collectively, the "Confidential Information"), and that such information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Ac-cord-ingly, the Employee shall not, at any time, either during the term of his employment with the Company or subsequent to the End Date, use (whether for personal gain or otherwise), reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Con-fi-dential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for pur-poses in the best interests of the Company, and except (i) for such information which is or be-comes of general public knowledge from authorized sources other than the Employee, and (ii) as may be required by law, regulation, legal proceeding or court order. The Employee acknow-ledges that the Company would not enter into this Agreement without the assurance that all such Confi-dential Information will be used for the exclusive benefit of the Company.

(ii) Return of Confidential Information. The Employee shall promptly, but in any event no later than the End Date, deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company's business, including without limitation any materials incorporating Confidential Information, which are in the Employee's possession or control. In the event that any such materials are provided to Employee in connection with Section 9(F) of this Agreement during the six month period following the End Date, then Employee shall, within 10 business days following the expiration of such six-month period, deliver to the Company all such materials which are in Employee’s possession or control, except for such having a de minimus value to the Company.

(iii) Return of Company Property. The Employee covenants and agrees that on or before the End Date, he will return to the Company all property of the Company which has theretofore been furnished to him, including without limitation cell phones, computers, Blackberries and other equipment.

(iv) Inventions, etc. The Employee will promptly disclose to the Com-pany all designs, processes, inventions, improvements, discoveries and other information related to the business of the Company (collectively "developments") conceived, developed or acquired by the Employee alone or with others during the term of the Employee's employment with the Company, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise, whether prior to or within eighteen (18) months after the End Date. All such developments shall be the sole and exclusive property of the Company, and upon request the Employee shall deliver to the Com-pany all draw-ings, models and other data and records relating to such developments. In the event any such developments shall be deemed by the Company to be patentable or copyrightable, the Employee shall, at the expense of the Company, assist the Company in obtaining any patents or copyrights thereon and execute all documents and do all other things necessary or proper to obtain letters patent and copyrights and to vest the Company with full title thereto.

(c) Non-competition. The Employee will not utilize his special knowledge of the business of the Company and his rela-tionships with customers, suppliers of the Company and others to compete with the Company. Subject to the fourth sentence of this Section 1 (c) for a period of three years from the date hereof, the Employee shall not engage, directly or in-directly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder, or through the investment of capital, lending of money or property, ren-dering of services or otherwise, in any business competitive with or substantially similar to that engaged in or, to the knowledge of the Employee, contemplated to be engaged in, by the Company or any vendor, supplier or distributor of the Company during the term of Employee’s employment by the Company, or any line of business or acquisition that the Company has obtained due diligence or other information on during Employee’s employment with the Company. Subject to the fourth sentence of this Section 1 (c) during the same period, the Employee shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other person, (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two (2) years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any busi-ness from the Company or any such successor, or (ii) directly or indirectly recruit or other-wise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other rela-tionship with the Company or such successor, or hire any person who has left the employ of the Company or any such successor during the preceding two (2) years. The Employee shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Any breach or violation by the Employee of the provisions of Section 1(b)(iv) or this Section 1(c) shall toll the running of any time periods set forth in this Section 1(c) for the duration of any such breach or violation. Notwithstanding any provision in this Agreement to the contrary, the parties hereto agree and understand that the ownership by the Employee of five percent (5%) or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 1(c) and it being further understood that nothing herein shall prevent the Employee from engaging in the business of investing, reinvesting or trading in securities or other financial instruments.

(d) Remedies. The restrictions set forth in Sections 1(b) and 1(c) are con-sidered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Sections 1(b) and 1(c) will not prevent him from earning a livelihood. The Em-ployee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Sections 1(b) or 1(c). Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company (i) shall be entitled to specific performance, injunction, and other equitable relief to secure the enforcement of such provisions, (ii) shall not be required to post bond in connection with seeking any such equitable remedies, and (iii) shall be entitled to receive reimbursement from the Employee for all reasonable attorneys' fees and expenses in-curred by the Company in enforcing such provisions if the Company prevails in any action brought to enforce Sections 1(b) or 1(c) hereof. If any provisions of Sections 1(b), 1(c), or 1(d) relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of acti-vities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any pro-visions of Sections 1(b), 1(c), or 1(d) other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original inten-tions and agreement of the parties.

2. Employee’s and Company’s Representations and Covenants. The Employee rep-re-sents that he has not filed any claims, complaints, charges or lawsuits (collectively “Actions”) against the Company and any parent, subsidiary and related corporations and divi-sions of any of them, and the members, owners, stockholders, predecessors, successors, assigns, agents, direc-tors, officers, employees and representatives of any of them) with any governmental agency, arbitrator, or any court with respect to his employment or separation from employment, and that he will not do so at any time hereafter; provided, however, this clause shall not limit the Em-ployee from filing a lawsuit for the sole purpose of enforcing his rights under this Agreement. The Company represents that it has not filed any Actions against the Employee with any govern-mental agency, arbitrator, or any court with respect to his employment or separation from em-ploy-ment as of the date hereof

3. Acknowledgment of Payment and Receipt. The parties acknowledge that all pay-ments for wages and benefits due to the Employee through the date hereof, including payment for all accrued vacation pay and any expense reimbursements, have been paid by the Company and received by the Employee, and that there are no further obligations of the Company to the Employee except as specifically set forth in this Agreement. The parties acknowledge that Employee may incur certain business expenses between the date hereof and the End Date, and the Company agrees to reimburse Employee for all such business expenses that were properly incurred on behalf of Company business upon submission of appropriate receipts therefor.

4. Severance Payments and Benefits to Employee Not Required by Law or Contract.

In full settlement of all Claims as hereinafter defined in Section 10.A (“Release of the Com-pany”), and in consideration of the obligations, agreements and undertakings of the Employee herein, including, without limitation, the confidentiality and non-competition provisions and release of the Company by the Employee, and, provided that Employee has not breached and is not then in breach of his representations, warranties, covenants or obligations under this Agreement,and with respect to a breach of Sections 1(b)(ii), (iii) or (iv), has not cured any such breach within 10 days after written notice thereof is sent by the Company, the Company shall provide the following to the Employee (hereinafter collectively referred to as “Severance Benefits”):

A. (i) Commencing January 1, 2007, the Company shall make severance payments in the aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000), which shall be payable to Employee in accordance with the Company's usual payroll practices, but not less frequently than once each month, commencing with the first pay period ending after January 1, 2007, in each case payable subject to Sections 16 ("Right of Setoff and Liquidated Damages") and 17 ("IRC Section 409A") hereof, and subject to withholding for applicable taxes and other mutually agreed amounts. Such payments shall continue notwithstanding Employee's employment with another company, provided that such employment does not violate the terms of this Agreement or prevent the Employee's full compliance with this Agreement and his obligations hereunder.

(ii) Annexed hereto as Exhibit A, is a complete list of all options and restricted stock grants presently outstanding to Employee. All stock options granted to the Employee which are not presently vested as set forth in columns 1 and 2 of Exhibit ‘A’ shall be deemed fully vested as of December 15, 2006 (the "Option Vesting Date"). Employee shall be considered an “active” participant under the Option agreement until December 31, 2007. The parties agree that all stock options shall terminate on December 31, 2007, unless sooner exercised by Employee or terminated in accordance with their terms. All restricted stock awards and all shares of restricted stock which are not presently vested as set forth in column 3 of Exhibit A shall vest in full as of January 1, 2007 (the "RSA Vesting Date"). All restrictions on transfer with respect to the shares acquirable upon exercise of any options shall terminate as of the Option Vesting Date, and all such restrictions with respect to shares of restricted stock shall terminate as of the RSA Vesting Date, in each case, except as otherwise required by law. The Employee agrees and acknowledges that he will not have the right to pay the with-holding taxes due upon exercise of the vested options or upon vesting of shares of restricted stock on a net cash basis, but rather, Employee shall pay to the Company any tax due in respect of the exercise of options or the vesting of restricted shares of stock in cash, or at the Company's election, by retaining or receiving shares of Company stock owned by the Employee having a fair market value on the Vesting Date equal to the amount of taxes required to be withheld, consistent with past practice.

B. Effective on the End Date, (i) the Employee shall not be entitled to make any additional contributions to the Company’s 401(k) Plan; and (ii) the Company shall not make any further payments or contribute matching funds to the Employee’s 401(k) account.

5. COBRA Rights and Assignment of Life Insurance. A. The Employee shall be entitled to elect rights under COBRA to which he is legally entitled, at his expense. The Employee shall further be entitled to such continuing rights under all other employee benefit plans of the Company as may be provided to terminated employees in such plans, as he may timely elect in the manner provided under such plans.

B. If any insurance policy owned by the Company on the life of the Em-ployee is assignable by its terms, the Company shall, upon Employee's written notice, assign such policy to the Employee, and the Employee shall pay the premiums therefor for periods on and after the End Date. Any prepaid premiums by the Company and cash surrender value accruing on or before the End Date shall be reimbursed by the Employee to the Company upon the effectiveness of any such assignment.

6. No Re-Employment. The Employee acknowledges and agrees that the Company and any of its subsidiaries, affiliates or related companies are under no legal or contractual duty to re-employ, rehire or retain him in any capacity and that he will not apply for re-employment with the Company or any of its subsidiaries, affiliates or related companies in any capacity. Without limiting the generality of the foregoing, Employee will not reapply and the Company and its subsidiaries, affiliates or related companies will have no legal or contractual duty to hire or retain the Employee in any capacity, whether as an employee, consultant, independent contractor, distributor, broker, finder or in any other commercial relationship.

7. No Denigration. The Employee shall not directly or indirectly denigrate or de-fame the Company, its subsidiaries, affiliates and related companies, including, without limita-tion, their respective officers, directors, agents or employees, or cause any negative publicity to be disseminated about the Company, its subsidiaries, affiliates and related companies including, without limitation, their respective officers, directors, agents or employees, and their respective products and services either orally or in writing.

8. [Intentionally Omitted]

9. Employee’s Agreements and Representations. The Employee’s right to receive the Severance Benefits set forth in Section 4 and the benefits (other than as required by law) under Section 5 above are specifically contingent on the following agreements, covenants and representations:

A. Unless in connection with obligations pursuant to Section 9 hereof or otherwise at the direction of the Company or any of its officers or directors, the Employee agrees to refrain from making any internal use of the Company e-mail and voice mail systems effective on the End Date and acknowledges that the Company will terminate his access to these systems effective on the End Date, unless the Company chooses to extend access beyond such date.

B. Effective after the End Date, except as otherwise specifically provided herein, the Employee shall have no Company property in his possession or control, and on or before the End Date, he shall have returned all Company property in his possession or control to the Company, except for such having de minimus value to the Company. .

C. Without limiting the generality of Section 9.B hereof, the Employee represents, warrants and covenants that except as otherwise specifically provided herein, he has or will have, on or before the End Date, returned to the Company all Company property, in-cluding, without limitation, all Company files, records and other papers in Employee’s pos-ses-sion or control, including, without limitation, Employee’s notes, analyses and other work pro-duct. The Employee further represents and warrants that all charges for expense reimburse-ments submitted or to be submitted on or before the End Date by Employee, and all charges paid or to be paid prior to the End Date by the Company on Employee’s behalf, have been for valid and proper Company-related business expenses, and in the event of any breach of this representation, the Company shall have the right, among other things, to set-off the amount of any such impro-per charges against the Company’s payment obligations to Employee hereunder.

D. The Employee represents that he has not violated any applicable laws, rules or regulations in the course of his employment with the Company and the performance of his duties.

E. The Employee acknowledges that he has no right, title or interest in or to any intellectual property of the Company, including, but not limited to, any patent, trademark, trade dress, service mark, copyright, design or products and shall not assert any claim thereto.

F. Until the Company's Annual Report on Form 10-K for the year ending December 31, 2006, is filed with the Securities and Exchange Commission, the Employee shall: (i) assist in the orderly transition of the Employee’s former responsibilities as the Chief Administrative Officer of the Company to such officers or managers as the Chief Executive Officer or the Board of Directors (the “Board”) may request from time to time; (ii) render such services to the Company as may reasonably be requested by the Chief Executive Officer or the Board from time to time; and (iii) assist the Company’s management and Board on various Company matters, including but not limited to the preparation and filing with the Securities and Exchange Commission of the Company's Annual Report on Form 10-K for the year ending December 31, 2006, all as may reasonably be requested by the Board from time to time, in each case at such times as will not unduly interfere with the Employee's other business obligations..

G. For a period of three years commencing from the End Date, the Employee agrees to assist the Company in connection with any legal action, arbitration, administrative proceeding, investigation or other action (each, a “Proceeding”) in which he may be requested to testify, consult or otherwise collaborate with the Company. The Company shall reimburse the Employee for his reasonable out-of-pocket expenses incurred in connection with providing such assistance, which expenses shall be pre-approved by the Company prior to being incurred by the Employee and which pre-approval shall not be unreasonably withheld, conditioned or delayed. In addition to the reimbursement of expenses as set forth above, the Company will reimburse Employee at the per diem rate of $1,000.00 per day in the event that Employee’s services are requested pursuant to this Section 9.G during the period commencing one year after the End Date and ending three years after the End Date which will not unduly burden the Employee.

10. General Release.

A. Release of the Company. In consideration of the Severance Benefits provided hereunder, and the covenants, obligations and undertakings of the Company hereunder, the Employee irrevocably, unconditionally and generally releases, acquits and forever discharges the Company, any related corporation, entity and affiliates of each of the foregoing, and each of its members, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives and affiliates thereof, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including reasonable attorneys’ fees and costs actually incurred) of any nature whatsoever (collectively, “Claims”), and arising out of or relating to any matter or thing whatsoever including, but not limited to, any and all Claims whatsoever arising from the Employment Agreement, and the Employee’s employment with and separation from the Company (including without limitation, wrongful discharge and breach of contract), any and all Claims arising from federal, state or local statute or regulation (including without limitation Title VII of the Civil Rights Act of 1964, as amended, Americans with Disabilities Act, Age Discrimination in Employment Act, Family & Medical Leave Act, Fair Labor Standards Act, state and local laws against discrimination, state and local wage and hour and state and local labor laws), and any and all Claims arising under common law, whether in contract or in tort. Excluded from the scope of this Release of the Company are the Company’s obligations under this Agreement and the Company’s indemnity obligations under the Delaware General Corporation Law and the by-laws of the Company for the benefit of officers and directors, provided that all applicable conditions to such indemnification have been satisfied. The Company shall make available to Employee any director and officer liability insurance policy coverage that had been maintained during Employee’s employment with the Company, provided Employee has satisfied all coverage requirements.

B. The scope of the release above given is from the beginning of the world through the date of this Agreement and binds the Employee, his, heirs, distributees, successors, assigns, estate and representatives.

11. Complete Agreement, No Representations, No Modification. All prior understandings between the parties are merged herein; provided, however, that except as modified herein that certain Indemnification Agreement dated as of December 6, 2002 between the parties and any stock option or grant agreements shall remain in effect; and in the event of any conflict between any such agreement and this Agreement, the provisions of this Agreement shall control; no representations or promises have been made by either the Company or the Employee to the other unless set forth herein; and any modification or termination of this Agreement must be in writing signed by the party to be charged.

12. Acknowledgment of Statutory Notice. The Employee acknowledges that before execution of this Agreement, he received a copy of this Agreement with a cover letter from the Company advising: (a) that he has the right, and is encouraged, to consult an attorney with regard to this Agreement and (b) that he had twenty-one (21) days to consider the Agreement and (c) that once the Agreement was signed, he could revoke it during the immediate seven (7) days following the signing of this Agreement. The Employee acknowledges that he has been en-couraged by the Company to consult with an attorney of his choosing in the negotiation of this Agreement and has so consulted with an attorney to the extent the Employee has deemed appropriate. The Employee further acknowledges that notwithstanding his right to consider this Agreement for 21 days, if he has signed this Agreement sooner than the expiration of said 21 days, he has done so knowingly and voluntarily, and expressly waives his right to consider this Agreement for the balance of the 21 days.

13. Right to Revoke. This Agreement may be revoked by the Employee within seven (7) days of its execution by written notice to the Company. In the event that the Employee exercises his right to revoke this Agreement within such 7 day period, the entire Agreement including, without limitation, the Company's obligation to pay the Severance Benefits, shall be null and void. The Employee’s and the Company’s payment obligations to each other at the signing of this Agreement shall be deferred until the expiration of the seven (7) day period referred to herein, and such payments shall be due and payable immediately thereafter, provided that such period has expired and Employee has not exercised such right of revocation.

14. Counterpart Originals. This Agreement may be executed in identical counterpart documents each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile signatures shall be deemed acceptable and binding on the parties.

15. Notice. Any demand, request or notice (collectively "Notice") served pursuant to this Agreement must be written, and may be served personally, or by certified mail, return receipt requested, on a party at the addresses set forth in the opening paragraph of this Agreement, or such different address a party may designate by Notice. Any Notice served upon the Company must be directed to the Chairman of the Board or President, with a copy to Robert L. Lawrence, Esq., Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. Copies of Notices to Employee shall be directed to Employee at the address set forth above.

16. Right of Set-Off and Liquidated Damages. If the Employee breaches any repre-sentation, warranty, covenant or obligation contained in this Agreement, not cured within any applicable grace period, or if the Company in good faith and in its commercially reasonable judgment believes that either (i) Employee has breached any representation, warranty, covenant or obligation contained in this Agreement, or (ii) during his tenure with the Company, Employee has conducted himself in a manner that con-sti-tuted a breach of his duties as an employee and/or Chief Administrative Officer of the Com-pany, then (x) the Company’s obligation to pay or otherwise make any Severance Payments to Employee shall terminate, (y) because it would be difficult to quantify the damages suffered by the Company from such breach or con-duct, Employee agrees to pay to the Company, as liquidated damages, an amount equal to the payments received hereunder by the Employee, and shall return to the Company all shares of re-stricted stock, whether vested or unvested, which were awarded to him, or, if such shares have been sold, the proceeds thereof, and (z) the Company’s obligations under this Agreement shall terminate but Employee’s obligations under this Agree-ment shall remain in full force and effect.

17. IRC Section 409A. The parties to this Agreement intend that the Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. Notwithstanding any contrary or inconsistent provision of this Agreement, no pay-ment or other distribution required to be made to the Employee hereunder (including any pay-ment of cash, any transfer of property or any provision of taxable benefits) as a result of the Em-ployee's termination with the Company shall be made prior to the earliest date that Employee may receive such payments without a penalty, remedial measure or similar effect being imposed against the Company or the Employee pursuant to Section 409A of the Code.

18. Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable pro-vision shall be interpreted as closely as possible to the manner in which it was written.

19. Applicable Law. This Agreement has been negotiated in and shall be deemed exe-cuted and delivered within the State of New York and is made in contemplation of its inter-pretation and effect being construed in accordance with the laws of the State of New York, appli-cable to contracts fully executed, delivered and performed in the State of New York, and it is ex-pressly agreed that it shall be construed in accordance with the laws of the State of New York with-out giving effect to the principles of its conflicts of laws rules. All litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought exclu-sively in the Federal or State courts of the State of New York, County of New York, and the par-ties consent to personal jurisdiction therein, and further consent to service by certified mail, re-turn receipt requested.

20. Headings, etc. The headings and captions contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement. Unless the context otherwise specifically re-quires, words importing the singular include the plural and vice-versa. The terms "hereunder", "hereto", "herein" and similar terms relate to this entire Agreement not to any particular para-graph or provision of this Agreement.

21. Entire Agreement. This Agreement, including the terms of the Employment Agreement specifically incorporated herein by reference, contains every obligation and under-standing between the parties relating to the subject matter hereof and merges all prior discus-sions, negotiations and agreements between them. None of the parties shall be bound by any agreements, covenants, conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

22. Knowing and Voluntary Agreement. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement. No ambiguity or omission in this Agreement shall be con-strued or resolved against any party on the ground that this Agreement or any of its provi-sions was drafted or proposed by that party.

[Signature Page Follows:]

In Witness Whereof, the parties have made and executed this Resignation and Sever-ance Agreement and General Release on the date first set forth above.

Clarus Corporation, a Delaware corporation By: _________________________________ Warren B. Kanders Chairman of the Board of Directors	_____________________________________ Nigel P. Ekern

Exhibit A

	Column 1.		Column 2.	Column 3.

CLRS Values	Vesting over 5-years 6-Dec-02 Option ISO Shares	Vesting over 5-years 6-Dec-02 Option NQ Shares	Vesting over 3-years 11-Mar-04 Option Shares	Vesting on 15-Mar-07 Restricted Shares	Vested on 10-Mar-06 $25,000 Restricted Shares
CLRS	93,455	106,545	20,000	5,882	2,904
Price	$5.35	$5.35	$8.61	$8.50	$8.61

Lock Up until 6-Dec-07	18,691	21,309

Lock Up until 11-Mar-07			6,667

Unvested until 15-Mar-07				5,882